FOR RELEASE May 15, 2009 at 7:30 a.m. ET

Palatin Technologies, Inc. Reports Fiscal Year 2009 Third Quarter Results;
Teleconference and Webcast to be held on May 15, 2009

CRANBURY, NJ – May 15, 2009 – Palatin Technologies, Inc. (NYSE Amex: PTN) announced today results for its third quarter ended March 31, 2009. Palatin reported net income of $0.1 million, or $0.00 per basic and diluted share, for the quarter ended March 31, 2009, compared to a net loss of $5.1 million, or $0.06 per basic and diluted share, for the same period in 2008. Total revenues in the quarter ended March 31, 2009 were $5.2 million, compared to $0.7 million for the same period in 2008.

The net income for the quarter ended March 31, 2009 versus the net loss for the quarter ended March 31, 2008 was primarily attributable to revenue related to our license and clinical trial collaboration agreements with AstraZeneca AB (NYSE: AZN).

As of March 31, 2009, Palatin had cash, cash equivalents and available-for-sale investments totaling $11.0 million, compared to $12.8 million at June 30, 2008.

REVENUE

For the quarter ended March 31, 2009, Palatin recognized $5.2 million of revenue under its collaboration agreements with AstraZeneca. In the comparable quarter of 2008, Palatin recognized $0.7 million of from AstraZeneca.

COSTS AND EXPENSES

Total operating expenses for the quarter ended March 31, 2009 were $5.1 million versus $6.0 million for the comparable quarter of 2008. The net decrease in operating expenses was primarily due to the strategic restructuring and refocusing of our clinical-stage product portfolio development programs offset by increases to clinical costs associated with our collaboration agreements with AstraZeneca.

Palatin Technologies’ management will discuss the third quarter financial results for the fiscal year ending June 30, 2009 and provide an update on corporate developments during a conference call and webcast on May 15, 2009 at 11:00 a.m. ET.

-More-

Conference Call / Webcast
Palatin will host a conference call and webcast on May 15, 2009 at 11:00 a.m. Eastern Time to discuss its third quarter of fiscal year 2009 financial results. Individuals interested in listening to the conference call live can dial 888-811-5421 (domestic) or 913-312-0668 (international), passcode 9642372. The webcast and replay can be accessed by logging on to the “Investor/Media Center-Webcasts” section of Palatin’s website at http://www.palatin.com. A telephone and webcast replay will be available approximately one hour after the completion of the call. To access the telephone replay, dial 888-203-1112 (domestic) or 719-457-0820 (international), passcode 9642372. The webcast and telephone replay will be available through May 22, 2009.

About Palatin Technologies, Inc.
Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements
Statements about future expectations of Palatin Technologies, Inc., including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to Palatin’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to protect its intellectual property, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating for events that occur after the date of this press release.

Palatin Technologies Investor Inquiries:	Palatin Technologies Media Inquiries:
Stephen T. Wills, CPA, MST	Susan Kim, Burns McClellan
EVP-Operations / Chief Financial Officer	Tel: (212) 213-0006

(609) 495-2200/info@palatin.com	skim@burnsmc.com

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(Financial Statement Data Follows)

PALATIN TECHNOLOGIES, INC.
Consolidated Statement of Operations Data
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
REVENUES:
Licenses and contracts	$ 5,159,453	$ 746,957	$ 7,124,704	$ 10,467,523

OPERATING EXPENSES:
Research and
development	3,813,878	4,561,047	10,311,328	16,296,268
General and
administrative	1,273,365	1,480,167	3,881,688	5,468,229
Total operating
expenses	5,087,243	6,041,214	14,193,016	21,764,497

Income/(loss) from
operations	72,210	(5,294,257)	(7,068,312)	(11,296,974)

OTHER INCOME (EXPENSE):
Investment income	34,966	197,199	195,182	908,290
Interest expense	(8,998)	(14,136)	(21,016)	(44,834)
Gain on sale of equipment	-	-	550,968	-
Total other income, net	25,968	183,063	725,134	863,456

Income/(loss) before income
taxes	98,178	(5,111,194)	(6,343,178)	(10,433,518)
Income tax benefit	-	-	1,741,476	1,291,444

NET INCOME/(LOSS)	$ 98,178	$(5,111,194)	$(4,601,702)	$(9,142,074)

Basic net income/(loss) per
common share	$ 0.00	$ (0.06)	$ (0.05)	$ (0.11)

Diluted net income/(loss) per
common share	$ 0.00	$ (0.06)	$ (0.05)	$ (0.11)

Weighted average number of
common shares outstanding
used in computing basic
net income/(loss) per
common share	86,662,901	85,204,169	86,273,130	85,195,179
Weighted average number of
common shares outstanding
used in computing diluted
net income/(loss) per
common share	88,387,901	85,204,169	86,273,130	85,195,179

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PALATIN TECHNOLOGIES, INC.
Consolidated Balance Sheet Data

	March 31, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$ 7,569,569	$ 9,421,770
Available-for-sale investments	3,407,101	3,352,771
Accounts receivable	586,811	5,747
Prepaid expenses and other current assets	628,553	484,362
Total current assets	12,192,034	13,264,650

Property and equipment, net	4,013,934	5,128,076
Restricted cash	475,000	475,000
Other assets	252,796	257,198
Total assets	$ 16,933,764	$ 19,124,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations, current portion	$ 141,808	$ 263,128
Accounts payable	198,344	635,183
Accrued expenses	1,990,462	1,666,628
Accrued compensation	-	767,509
Deferred revenue, current portion	5,500,001	1,666,669
Total current liabilities	7,830,615	4,999,117

Capital lease obligations, net of current portion	38,563	121,629
Deferred rent, net of current portion	1,183,340	1,479,794
Deferred revenue, net of current portion	4,722,218	5,972,220
Total liabilities	13,774,736	12,572,760

Stockholders' equity:
Preferred stock of $.01 par value - authorized 10,000,000 shares;
Series A Convertible; issued and outstanding 4,997 shares as of
March 31, 2009 and June 30, 2008	50	50
Common stock of $.01 par value - authorized 150,000,000 shares;
issued and outstanding 86,662,901 and 85,524,077 shares as of
March 31, 2009 and June 30, 2008, respectively	866,629	855,241
Additional paid-in capital	209,389,927	208,247,194
Accumulated other comprehensive income	83,562	29,117
Accumulated deficit	(207,181,140)	(202,579,438)
Total stockholders' equity	3,159,028	6,552,164
Total liabilities and stockholders' equity	$ 16,933,764	$ 19,124,924

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